Vishay Precision Group Reports Third Quarter 2010 Results
  Revenues for the third quarter of 2010 were $51.6 million, a 29% increase over the prior year period

  Gross margins were 37.1% for the third quarter of 2010 compared to 31.6% in the prior year period

  Net earnings were $2.6 million, or $0.19 per diluted share compared to $0.5 million, or $0.04 per diluted share in the prior year period

  Cash generated from operations was $10.6 million for the third quarter of 2010 compared to $6.9 million in the prior year period
MALVERN, Pa.--Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of sensors based on resistive foil technology and sensor-based systems, today announced results for the third fiscal quarter ended October 2, 2010. VPG was spun-off from Vishay Intertechnology (NYSE: VSH) as an independent publicly traded company on July 6, 2010 and began trading on the New York Stock Exchange on July 7, 2010, under the symbol "VPG."

Net revenues for the third fiscal quarter of 2010 were $51.6 million, an increase of 29% versus $40.1 million for the comparable prior year period. Net earnings for the third fiscal quarter of 2010 were $2.6 million or $0.19 per diluted share, versus net earnings of $0.5 million, or $0.04 per diluted share for the comparable prior year period. (see Notes 1, 2).

Net revenues for the nine fiscal months ended October 2, 2010 were $152.7 million, an increase of 22%, versus $125.1 million for the comparable prior year period. Net earnings for the nine fiscal months ended October 2, 2010 were $8.4 million, or $0.61 per diluted share, versus $1.0 million, or $0.07 per diluted share, for the comparable prior year period (see Notes 1, 2). Net earnings for the nine fiscal months ended September 26, 2009 were negatively impacted by pretax charges of $2.0 million for restructuring and severance costs.

Comparing the results of the third fiscal quarter of 2010 to the second fiscal quarter of 2010, net revenues decreased by 2.5% from $52.9 million. Net earnings decreased by $1.4 million from $4.0 million in the second quarter of 2010. These comparisons provide a perspective of the reduction in revenues the Company forecasted, which was primarily due to the European seasonal slowdown.

Commenting on the results, Ziv Shoshani, Chief Executive Officer of VPG, said, "Our third quarter results represent the first reporting period for VPG as a publicly traded Company. The third quarter revenues were in line with the high end of our revenue guidance given in our August earnings release. We continue to maintain solid gross margins in our Foil Technology segment and show gross margin improvements in the Weighing Modules and Control Systems segment. We expect to continue making improvements as we implement our manufacturing strategies with our new facility offshore.”

Mr. Shoshani concluded, "The strength of our third quarter is especially apparent in our balance sheet. Our cash position increased to $81.4 million, up $10.4 million from the second quarter of 2010, which we believe is a validation of VPG’s financial strength. Even though our Weighing Modules and Control Systems segment’s quarterly revenues are still about 30% below the quarterly revenues prior to the macro-economic downturn, we expect the Company’s superior technology, strategy and product portfolio will enable us to grow this business and enhance value for VPG shareholders."

Outlook

Mr. Shoshani provided, “Our overall book to bill ratio remains positive and our market conditions are improving. We expect to generate revenues between $51.5 million and $55.5 million in the fourth quarter of 2010.”

Note 1- Earnings per Share

Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

Note 2- Financial Presentation

The financial results and earnings data for the quarter ended October 2, 2010 represent the first full fiscal quarter of operations for VPG as an independent company after its spin-off from Vishay Intertechnology. The results of operations and earnings data for the nine fiscal month period ended October 2, 2010 and for the quarter and nine fiscal month periods ended September 26, 2009, as well as the balance sheets as of October 2, 2010 and September 26, 2009, respectively, were derived in whole or in part from the historical consolidated financial statements of Vishay Intertechnology. Such results may not be indicative of the actual operating results that would have been realized had the Company operated as an independent, publicly traded company.

Conference Call and Webcast

A conference call and simultaneous audio webcast to discuss VPG's third quarter financial results is scheduled for Tuesday, November 2, 2010 at 2:00 PM ET. To access the conference call, interested parties may call (866) 713-8310 or +1 (617) 597-5308 and enter passcode: 2948-1452, or log on to http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free (888) 286-8010 or internationally +1 (617) 801-6888 and using the following replay passcode: 8252-6262. A replay will also be available on the VPG website at http://ir.vishaypg.com. The replay will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems. VPG provides vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, pressure and current measurements. As a spin-off from Vishay Intertechnology, the Company has a decades-long track record of innovation in foil precision resistors (a technology we invented), current sensors, and strain gages, which has served as a foundation for its more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at http://www.vishaypg.com.

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our recent spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, underutilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our information statement filed with the SEC on June 22, 2010 as Exhibit 99.1 to our registration statement on Form 10. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	October 2,	September 26,
	2010	2009
Net revenues	$51,608	$40,106
Costs of products sold	32,466	27,425
Gross profit	19,142	12,681
Gross margin	37.1%	31.6%

Selling, general, and administrative expenses	14,356	10,270
Restructuring and severance costs	-	175
Operating income	4,786	2,236
Operating margin	9.3%	5.6%

Other income (expense):
Interest expense	(31)	(341)
Other	(427)	144
Total other income (expense) - net	(458)	(197)

Income before taxes	4,328	2,039

Income tax expense	1,698	1,522

Net earnings	2,630	517

Less: net earnings (loss) attributable to noncontrolling interests	11	(4)
Net earnings attributable to VPG stockholders	$2,619	$521

Basic earnings per share attributable to VPG stockholders	$0.20	$0.04	(Note 1)

Diluted earnings per share attributable to VPG stockholders	$0.19	$0.04	(Note 1)

Weighted average shares outstanding - basic	13,332	13,332	(Note 1)

Weighted average shares outstanding - diluted	13,779	13,332	(Note 1)

Note 1 - Earnings per Share
Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6,2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Nine fiscal months ended
	October 2,	September 26,
	2010	2009
Net revenues	$152,697	$125,144
Costs of products sold	96,524	87,433
Gross profit	56,173	37,711
Gross margin	36.8%	30.1%

Selling, general, and administrative expenses	41,395	31,425
Restructuring and severance costs	-	2,044
Operating income	14,778	4,242
Operating margin	9.7%	3.4%

Other income (expense):
Interest expense	(347)	(1,073)
Other	(387)	547
Total other income (expense) - net	(734)	(526)

Income before taxes	14,044	3,716

Income tax expense	5,544	2,773

Net earnings	8,500	943

Less: net earnings (loss) attributable to noncontrolling interests	70	(51)

Net earnings attributable to VPG stockholders	$8,430	$994

Basic earnings per share attributable to VPG stockholders	$0.63	$0.07	(Note 1)

Diluted earnings per share attributable to VPG stockholders	$0.61	$0.07	(Note 1)

Weighted average shares outstanding - basic	13,332	13,332	(Note 1)

Weighted average shares outstanding - diluted	13,779	13,332	(Note 1)

Note 1 - Earnings per Share
Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Balance Sheets
(In thousands)

	October 2,	December 31,
	2010	2009
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$81,390	$63,192
Accounts receivable, net	34,270	23,345
Net inventories	46,170	43,802
Deferred income taxes	5,073	4,960
Prepaid expenses and other current assets	8,617	4,522
Total current assets	175,520	139,821

Property and equipment, net	45,511	44,599
Intangible assets, net	15,518	17,217
Other assets	8,728	8,142
Total assets	$245,277	$209,779

Liabilities and equity
Current liabilities:
Notes payable to banks	$703	$9
Trade accounts payable	10,021	5,805
Net payable to affiliates	-	18,495
Net payable to related parties	3,870	-
Payroll and related expenses	10,074	6,619
Other accrued expenses	8,654	4,573
Income taxes	4,246	1,647
Current portion of long-term debt	-	184
Total current liabilities	37,568	37,332

Long-term debt less current portion	11,660	1,551
Deferred income taxes	7,511	5,993
Other liabilities	6,434	6,141
Accrued pension and other postretirement costs	10,739	10,549
Total liabilities	73,912	61,566

Commitments and contingencies

Equity:
Common stock	1,231	-
Class B common stock	103	-
Capital in excess of par value	176,381	-
Retained earnings	2,619	-
Parent net investment	-	157,258
Accumulated other comprehensive income (loss)	(9,165)	(9,168)
Total Vishay Precision Group, Inc. stockholders' or parent equity	171,169	148,090
Noncontrolling interests	196	123
Total equity	171,365	148,213
Total liabilities and equity	$245,277	$209,779

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine fiscal months ended
	October 2,	September 26,
	2010	2009
Operating activities
Net earnings	$8,500	$944
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,784	8,375
Loss (gain) on disposal of property and equipment	(8)	32
Inventory write-offs for obsolescence	1,027	1,530
Other	5,300	(3,557)
Changes in operating assets and liabilities	(2,575)	10,120
Net cash provided by operating activities	20,028	17,444

Investing activities
Purchase of property and equipment	(5,481)	(1,271)
Proceeds from sale of property and equipment	57	791
Other investing activities	-	300
Net cash used in investing activities	(5,424)	(180)

Financing activities
Principal payments on long-term debt and capital lease obligations	(189)	(365)
Net changes in short-term borrowings	664	-
Proceeds from long-term borrowings	9,958	-
Distributions to noncontrolling interests	3	(2)
Transactions with Vishay Intertechnology	(6,465)	(9,741)
Net cash provided by (used in) financing activities	3,971	(10,108)
Effect of exchange rate changes on cash and cash equivalents	(377)	3,344

Increase in cash and cash equivalents	18,198	10,500

Cash and cash equivalents at beginning of period	63,192	70,381
Cash and cash equivalents at end of period	$81,390	$80,881

Contacts

Vishay Precision Group, Inc.
Michael Sheaffer
Sr. Mgr. Investor Relations
+1-484-321-5327
Investors@VishayPG.com

Source: Vishay Precision Group, Inc.